Exhibit 99.3

    FOR IMMEDIATE RELEASE

RALCORP APPOINTS WILLIAM P. STIRITZ
CHIEF EXECUTIVE OFFICER OF POST HOLDINGS FOLLOWING SEPARATION

James L. Holbrook to Join Post Holdings as Executive Vice President, Marketing

ST. LOUIS, MO, September 26, 2011 — Ralcorp Holdings, Inc. (NYSE: RAH) today announced that its Chairman, William P. Stiritz, will serve as Chief Executive Officer of Post Holdings following the previously announced separation of Ralcorp and the Post cereal business.  As previously announced, Mr. Stiritz will also serve as Chairman of the Board of Post Holdings.

“I am excited to lead Post forward and strongly believe in its future as an independent public company,” Mr. Stiritz said.  “As we work through the separation process, we continue to plan for the future of Post, including its strategy, financing, marketing and other core corporate functions necessary to succeed.  We remain fully committed to growing the brand and taking the steps necessary to create enhanced shareholder value.”

Mr.Stiritz added, “Thanks to the diligent efforts of the Ralcorp management team, the separation of Post continues to move forward and is on pace to be completed near year end.  To ensure a smooth transition, I will continue to be intimately involved in the separation process.”

Ralcorp also announced that James L. Holbrook will join Post Holdings as Executive Vice President, Marketing, effective October 3, 2011.  Most recently, Mr. Holbrook served as Chief Executive Officer of EMAK Worldwide, a family of marketing agencies including Upshot, Equity Marketing and Neighbor.  Previously, Mr. Holbrook served in a variety of marketing positions at Ralston Purina Company (now Nestlé Purina) where he launched the Purina O.N.E. line of products and led the Purina/Wal-Mart sales team, growing revenues from $30 million to $300 million in three years.  The Company intends to announce the remaining Post executive management team, including Chief Financial Officer and Chief Operating Officer, by the end of the year.

William P. Stiritz
William P. Stiritz has been Chairman of the Board of Ralcorp since 1994.  He served as Chairman of the Board of Ralston Purina Company from 1994 to 2007.  Mr. Stiritz served as President and Chief Executive Officer of Ralston Purina from 1981 to 1997.  He served as Chairman and Chairman Emeritus of Energizer Holdings from 2000 to 2008 and Chairman and Chief Executive Officer of Agribrands International from 1998 to 2001.  Ralcorp, Energizer and Agribrands were all spun off from Ralston Purina.  Mr. Stiritz has served on numerous Boards of Directors including: Ball Corporation, Federated Department Stores, Vail Resorts, Interstate Bakeries, May Department Stores, Reinsurance Group of America, American Freightways, Angelica Corp, SC Johnson, BFGoodrich Tires, Boatmen’s Bancshares and Macy’s.

James L. Holbrook
James L. Holbrook, 52, has served as Chief Executive Officer of EMAK Worldwide, a family of marketing services agencies, since 2005.  During Mr. Holbrook’s tenure, he has overseen EMAK’s turnaround through significant cost cutting and reorganizing measures.  Prior to joining EMAK, Mr. Holbrook was CEO for a portfolio of agencies at the Interpublic Group, one of the world¹s largest advertising and marketing holding companies. Before joining Interpublic Group, Mr. Holbrook was CEO and part-owner of Zipatoni, a marketing services agency, which he successfully grew from a 50-person creative boutique to an industry-leading 200- person agency.  He later sold the company to Interpublic Group in 2001. Prior to this, Mr. Holbrook served in a variety of marketing positions at Ralston Purina Company where he launched the Purina O.N.E. line of products and led the Purina/Wal-Mart sales team. He began his career at Procter & Gamble. Mr. Holbrook serves as Chairman of the Promotion Marketing Association and is on the board of the Olin Business School Institute for Innovation & Growth.  He earned his undergraduate degree from Vanderbilt University and his M.B.A. from Washington University in St. Louis.

About Ralcorp Holdings, Inc.
Ralcorp produces Post branded cereals, a variety of private-brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen dough; and dry pasta.  For more information about Ralcorp, visit the Company’s website at www.ralcorp.com.

Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release.  These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may," or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements.  These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact the proposed separation, disruption to operations as a result of the proposed separation, inability of one or more of the businesses to operate independently following the completion of the proposed separation, general economic conditions, changes in actual or forecasted results of operations (including future revenues, earnings per share and leverage ratios), competitive pressures, future sales volume, significant increases in the costs of certain commodities, packaging and freight, inability to effect future price increases or cost reduction programs, changes in tax laws, challenges in integration of recent acquisitions and related accretion, future capital expenditures, changes in weighted average shares for diluted EPS, increases in transportation costs, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's cautionary statements contained in its filings with the Securities and Exchange Commission and that Post Holdings, Inc. identifies in its Form 10 Registration Statement.  The company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.  There can be no assurance that the proposed transactions will be completed as anticipated or at all.

Contact:
Matt Pudlowski
Director, Business Development
(314) 877-7091

Joele Frank / Eric Brielmann / James Golden
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449